Exhibit 99.1

BioNeutral Group Submits “Ygiene™ -206” Registration to the EPA

EPA to Conduct Registration Review for use of  Ygiene™  as a  Hospital Grade Disinfectant.

Newark, NJ, August 19, 2010--BioNeutral Group, Inc. (OTCBB:BONU), a specialty chemical technology-based life science company reported that it has completed all Good Laboratory Practices testing required  to support its application to the United States Environmental Protection Agency (EPA) for approval by the EPA of the Company’s Ygiene™ antimicrobial as a bactericide, fungicide, sporicide on hard, non-porous surfaces in hospitals, health care facilities and other commercial uses. The Company filed its EPA application with the EPA on August 16.

Stephen J. Browand, President and CEO of BioNeutral Group, Inc. said: “The submission of our application for Ygiene™-206 to the EPA is an important milestone for us.  Completing the robust EPA testing protocols and assembling the impressive data concerning the safety and efficacy of Ygiene 206 as a hospital grade bactericide, fungicide, sporicide was  a key step towards  the day when Ygiene will lead the fight against reducing hospital acquired infections in health care facilities.”

Separately, the Company announced that its consulting agreement with the Chertoff Group LLC has been terminated.

About BioNeutral Group, Inc.
Headquartered at the New Jersey Institute of Technology/EDC in Newark, BioNeutral Group, Inc., is a technology-based life science company which has developed a technology platform that neutralizes harmful environmental contaminants, toxins and dangerous micro-organisms including bacteria, viruses, mold, fungi and spores. BioNeutral’s products, Ygiene and Ogiene™, kill germs and clean surfaces with a dramatic increase in speed and power over their rivals in the marketplace.  BioNeutral’s proprietary platform technology has been proven effective in surface, water and airborne applications. Its antimicrobial line of products under the Ygiene brand have been submitted to the EPA for approval for sale in the United States and has already been approved for sale in Germany and is permitted to be sold in the UK, France and Sweden.  For more information, see www.bioneutralgroup.com

Forward-Looking Statements
BioNeutral routinely tests its formulations against those of its competitors. The results are published to let shareholders know how the Company's technology compares with known formulations in the market place. Any product claim for antimicrobial activity requires approval from the EPA or FDA, depending upon where and how the formulations are used. The EPA and FDA have not reviewed or confirmed the Company's data and findings. BioNeutral's antimicrobial formulations will be marketed under the brand name Ygiene and are not yet available for sale in the United States.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risk, uncertainties and other factors that may cause the Company's actual performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement.  Factors that impact such forward-looking statements include, among others, changes in worldwide general economic conditions; government regulations; the ability of our management to successfully implement our business plan and strategy; our ability to fund our operations including the cost and availability of capital and credit; our ability to compete effectively including our ability to maintain and increase our market share in the markets in which we do business; and our ability to successfully develop and commercialize our products.

PR/Media Relations:
Stern & Co.
Richard Stern, 212-888-0044
richstern@sternco.com

Investor Relations:
Hayden IR
Brett Maas, 646/536-7331
brett@haydenir.com

For The Company:
BioNeutral Group Inc.
Stephen J. Browand, President and CEO
973-286-2899
steve@bioneutralgroup.com